Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:23 PM 06/20/2006
FILED 04:20 PM 06/20/2006
SW 060593390 - 4178149 FILE

CERTIFICATE OF INCORPORATION
OF
NP CAPITAL CORP

FIRST: The name of the corporation is NP Capital Corp (the "Corporation").

SECOND: The address of the Corporation's registered office in Delaware is 222 Delaware Avenue, 9th Floor, Wilmington, New Castle County, Delaware, 19801. The Corporation's registered agent at that address shall be The Delaware Corporation Agency, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 3,000 shares of common stock, $.01 par value.

FIFH: The name and mailing address of the incorporator is Dianna. L. Cahill, P.O. Box 25130, Wilmington, Delaware 19899.

SIXTH: hi addition to the powers conferred under the General Corporation Law, the board of directors shall have power to adopt, amend, or repeal the by-laws of the Corporation.

SEVENTH: Subject to any contrary provision of the General Corporation Law, the books of the Corporation may be kept at such place or places, within or without the State of Delaware, as may be designated from time to time by the board of directors or in the by-laws of the corporation.

EIGHTH: The election of directors need not be by written ballot unless the by-laws of the Corporation shall so provide. The initial directors, who shall serve until the first annual meeting of the stockholders, shall be:

Paul Cox	David Fann	Michael Dodak
207-1425 Marine Drive	1.57 North Cove Drive	165 Woodlands Creek Drive
West Vancouver, BC	Ponte Vedra, 32082	Ponte Vedra Beach, FL 32082
Canada V7T 1B9

NINTH: To the fullest extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time, or in analogous provisions of successor law, there shall be no liability on any part of any director of the Corporation to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

IN WITNESS WHEREOF, the undersigned has executed this document on June 20th, 2006.

By:	/s/ Dianna L. Cahill, Authorized Person